EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have included our report dated December 21, 2006, except for Note 16 as to which the date is April         , 2007, accompanying the financial statements of Pharmasset, Inc. contained in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-133907) and Prospectus, which will be signed upon consummation of the transaction described in Note 16 to the financial statements. We consent to the use of the aforementioned report in Amendment No. 4 to the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

April 2, 2007